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                                                                    Exhibit 99.1


          Contact:    Columbia Laboratories, Inc.
                      James Apostolakis, Vice Chairman
                      (212) 588-1900
                      David Weinberg, Chief Financial Officer
                      (973) 994-3999

                      In-Site Communications, Inc.
                      Lisa Carlton-Wilson, Investor Relations/Media Relations
                      (212) 759-3929


          FOR IMMEDIATE RELEASE


                          COLUMBIA LABORATORIES, INC.
                     BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

          Livingston, NJ, -- March 15, 2002 - Columbia Laboratories, Inc. (AMEX:
          COB) today announced that its Board of Directors has adopted a Stockholder Rights Plan ("Rights Plan") designed to protect company stockholders in the event of takeover activity that would deny them the full value of their investment. The Rights Plan was not adopted in response to any specific effort to acquire control of the Company, and the Company is not aware of any such effort.

          In adopting the Rights Plan, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of the Company, payable to stockholders of record at the close of business on March 22, 2002. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of the Company's voting stock, or a person or group of
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          affiliated or associated persons commences a tender or exchange offer, which if successfully consummated, would result in such person or group owning 15% or more of the Company's voting stock. The rights will expire on March 12, 2012.

          Each right, once exercisable, will entitle the holder (other than rights owned by an acquiring person or group) to buy one one-thousandth of a share of a series of the Company's Series D Junior Participating Preferred Stock at a price of $30 per one-thousandth of a share, subject to adjustments. In addition, upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Company's preferred stock or shares in an "acquiring entity" at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Company's common stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of preferred stock issuable upon exercise of the rights over
          (ii) the exercise price of the rights.

          The Company generally will be entitled to redeem the rights at $0.01 per right at any time prior to the close of business on the tenth day after there has been a
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          public announcement of the beneficial ownership by any person or group of 15% or more of the Company's voting stock, subject to certain exceptions.

          Fred Wilkinson, president and chief executive officer, said "The Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. The Board did not adopt the Rights Plan in response to any specific takeover threat. Ultimately, the Rights Plan seeks to ensure that Columbia's stockholders realize the long-term value of their investment. Furthermore, the Rights Plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."

          Details of the Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of March 22, 2002.

          Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented bioadhesive delivery technology.

          This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, timely and successful completion of clinical studies, competitive economic and regulatory factors in the pharmaceutical and health care industry, the outcome of pending litigation, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.